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                   [VALUE VISION INTERNATIONAL LETTERHEAD]




FOR IMMEDIATE RELEASE
October 23, 1997

       MONTGOMERY WARD AND VALUEVISION RESTRUCTURE AGREEMENT ON USE OF
                             MONTGOMERY WARD NAME

MINNEAPOLIS, MN, October 23, 1997...ValueVision International, Inc. (NASDAQ:VVTV), an integrated electronic and print media direct marketing company and the nation's third-largest television home-shopping network, and Montgomery Ward & Co., Incorporated today announced the restructuring of the operating agreement between the two companies governing the use of the Montgomery Ward name.

In exchange for Montgomery Ward's return to ValueVision of warrants covering the purchase of 3.8 million shares of ValueVision common stock, ValueVision will cede exclusive use of the Montgomery Ward name for catalog, mail order, catalog "syndications" and television shopping programming back to Montgomery Ward. Under the agreement, which requires the approval of the U.S. Bankruptcy court in Delaware, ValueVision will cease the use of the Montgomery Ward name in all outgoing catalog, syndication, and mail order communication by March 31, 1998, with an orderly wind down of incoming orders and customer service permitted after that date. As such, Montgomery Ward will regain full control over all marketing rights to its credit card customers. The agreement also calls for the repurchase by ValueVision of 1,280,000 of its common stock currently owned by Montgomery Ward, at a price of $3.80 per share.

The agreement includes the reduction of Montgomery Ward's minimum commitment to support ValueVision's cable television spot advertising purchases. Under the new terms, Montgomery Ward's commitment is reduced from $4 million to $2 million annually, and the time period decreased from five years to three years. In addition, the agreement limits ValueVision to offer the Montgomery Ward credit card only in conjunction with its various television offers and subject to the normal approvals by the credit card grantor.

For additional information on ValueVision International, Inc. by fax, at no cost, dial 1-800-PRO-INFO, and enter code VVTV.

(Note: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this news release may contain statements that are forward looking, including execution of definitive agreements with Montgomery Ward and approval of the agreement by the U.S. Bankruptcy Court in Delaware. Investors are cautioned that forward-looking statements involve risks and uncertainties. For more information on the potential factors that could affect the Company's financial results, investors should refer to the Company's annual report of Form 10-K and the first-quarter 1997 report on Form 10-Q).